Synthetic Blood International, Inc.
3189 Airway Avenue, Building C
Costa Mesa, CA 92626

To:
Mr. Richard M. Kiral
c/o Synthetic Blood International, Inc.

Amendment of Employment Agreement

Dear Dick:

On March 25, 2008 the board of directors of Synthetic Blood international, Inc. decided to amend your engagement as follows:

The employment agreement of Feb 1, 2000, section 7, subsection 7.03 (a) is amended as follows: "a sum equal to an annual base salary and performance bonus".

Additional to your unchanged role as director and member of the board of our company (SYBD), we have elected you to be President and Chief Operative Officer.

We agreed that additional an additional monetary compensation of $6,000 per month shall be paid for additional services and responsibilities.

Independent of the aforementioned consulting contract, we will pay you the following additional stock compensation for your services:

20,000 options per month, issuable every 1st of the month, beginning April 1, 2008. The options include the right of cashless conversion.

Additional benefit to serve on the Executive Committee: An additional (to any other already existing) severance package of $200,000 in cash and 100,000 shares of SYBD, payable at date/the day of termination, should the company terminate you as a board member, or employee for whatever reason, cause or no cause.

All other clauses unchanged.

Sincerely, Synthetic Blood International, Inc. (SYBD)	Accepted:

/s/ Chris J. Stern	3/26/08	/s/ Richard M. Kiral	26 Mar 2008
By: Chris J. Stern	Date:	Richard M. Kiral	Date: